Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:

Paul T. Luther	Esra Ozer
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Esra.Ozer@howmet.com

Howmet Aerospace Announces Cash Tender Offer and Consent Solicitation

PITTSBURGH, April 22, 2020 – Howmet Aerospace Inc. (NYSE: HWM) (“Howmet Aerospace” or the “Company”) announced today that it has commenced a cash tender offer to purchase a portion of its outstanding 5.40% Notes due 2021 for an aggregate purchase price of up to $500,000,000 on the terms set forth in the table below.

Series of Notes	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Cap(1)	Tender Consideration(2)	Early Tender Premium(2)	Total Consideration(2)(3)
5.40% Notes due 2021	013817AV3	$950,000,000	$500,000,000	$980.00	$50.00	$1,030.00

(1)	Represents maximum aggregate purchase price of notes to be accepted for purchase by Howmet Aerospace, exclusive of accrued and unpaid interest.
(2)	Per $1,000 principal amount of notes validly tendered (and not validly withdrawn) and accepted for purchase by Howmet Aerospace. Excludes accrued and unpaid interest, which will be paid on notes accepted for purchase by Howmet Aerospace as described below.
(3)	Includes the $50.00 early tender premium.

In connection with the tender offer, Howmet Aerospace is soliciting consents from holders of the notes to amend certain provisions of the indenture governing the notes. The proposed amendments would amend the indenture with respect to the notes to, among other things, eliminate substantially all of the restrictive covenants and certain events of default applicable to the notes.

Howmet Aerospace intends to fund the tender offer with net proceeds from one or more debt financings.

Howmet Aerospace will not be obligated to accept for purchase any notes pursuant to the tender offer unless certain conditions are satisfied or waived by Howmet Aerospace, including (1) entry by Howmet Aerospace at or prior to the expiration date (or early tender deadline, if Howmet Aerospace elects to have an early settlement) into a definitive contract providing for the receipt by Howmet Aerospace, on terms satisfactory to it in its sole discretion subject to applicable law, of a minimum of $500,000,000 in proceeds, net of discounts and commissions, from one or more debt financings and (2) the receipt by Howmet Aerospace at or prior to the final settlement date (or early settlement date, if Howmet Aerospace elects to have an early settlement) of a minimum of $500,000,000 in proceeds, net of discounts and commissions, from one or more debt financings upon fulfillment of customary conditions. The tender offer is not conditioned on any minimum amount of notes being tendered or receipt of requisite consents to adopt the proposed amendments. Subject to applicable law, Howmet Aerospace may amend, extend or terminate the tender offer in its sole discretion.

The tender offer and consent solicitation is being made solely pursuant to the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement, dated April 22, 2020. Holders of the notes are urged to carefully read the Offer to Purchase and Consent Solicitation Statement before making any decision with respect to the tender offer and consent solicitation.

The offer and consent solicitation will expire at 12:01 a.m., New York City time, on May 20, 2020, unless extended, earlier expired or terminated by Howmet Aerospace (such time and date, as the same may be extended, earlier expired or terminated by Howmet Aerospace in its sole discretion, subject to applicable law, the “expiration date”). Tendered notes may be withdrawn and consents delivered may be revoked at or prior to 5:00 p.m., New York City time, on May 5, 2020, by following the procedures in the Offer to Purchase and Consent Solicitation Statement, but may not thereafter be validly withdrawn and validly revoked, except as provided for in the Offer to Purchase and Consent Solicitation Statement or required by applicable law.

Holders of notes must validly tender and not validly withdraw their notes and validly deliver and not validly revoke their consents at or prior to 5:00 p.m., New York City time, on May 5, 2020 (such time and date, as the same may be extended by Howmet Aerospace in its sole discretion, subject to applicable law, the “early tender deadline”) in order to be eligible to receive the total consideration, which includes the early tender premium for the notes of $50.00 per $1,000 principal amount of notes tendered. Holders who validly tender their notes and deliver their consents after the early tender deadline and at or prior to the expiration date will be eligible to receive only the tender consideration, as set forth in the table above. Accrued and unpaid interest will be paid on all notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the applicable settlement date.

If purchasing all of the validly tendered and not validly withdrawn notes on the applicable settlement date would cause the tender cap to be exceeded on such settlement date, Howmet Aerospace will accept for purchase such notes on a pro rata basis, so as to not exceed the tender cap (with adjustments to avoid the purchase of notes in a principal amount other than in integral multiples of $1,000 or the return to any holders of an amount less than the minimum denomination).

If proration of the tendered notes is required, Howmet Aerospace will determine the final proration factor as soon as practicable after the early tender deadline or the expiration date, as applicable, and after giving effect to any increase or decrease in, or elimination of, the tender cap (which Howmet Aerospace reserves the right, but is under no obligation, to do at any time without extending the withdrawal deadline, subject to applicable law). In the event that notes validly tendered at or prior to the early tender deadline (and not validly withdrawn) are subject to proration, the consents related to such notes will be null and void and the requisite consents will be deemed not to have been obtained with respect to the notes. As a result, the supplemental indenture will not be executed until after it has been determined whether notes validly tendered at or prior to the early tender deadline (and not validly withdrawn) will be subject to proration. In the event that notes validly tendered after the early tender deadline and prior to the expiration date (and not validly withdrawn) are subject to proration, the consents related to such notes will remain effective (and proration of notes validly tendered after the early tender deadline will not affect the validity of the consents related to notes tendered prior to the early tender deadline).

Howmet Aerospace reserves the right, but is under no obligation, at any time after the early tender deadline and before the expiration date, to accept for purchase notes that have been validly tendered and not validly withdrawn at or prior to the early tender deadline on the early settlement date. Howmet Aerospace currently expects the early settlement date, if any, to occur on May 7, 2020. If Howmet Aerospace chooses to exercise its option to have an early settlement date, Howmet Aerospace will purchase any remaining notes that have been validly tendered and not validly withdrawn after the early tender deadline and at or prior to the expiration date, subject to the tender cap and all conditions to the tender offer having been satisfied or waived by Howmet Aerospace, on a date following the expiration date. The final settlement date is expected to occur promptly following the expiration date, and is currently expected to occur on May 21, 2020, unless extended by Howmet Aerospace. If Howmet Aerospace chooses not to exercise its option to have an early settlement date, Howmet Aerospace will purchase all notes that have been validly tendered and not validly withdrawn at or prior to the expiration date, subject to the tender cap and all conditions to the tender offer having been satisfied or waived by Howmet Aerospace, on the final settlement date. Tenders of notes and delivery of consents submitted after the expiration date will not be valid.

Howmet Aerospace has retained J.P. Morgan Securities LLC to act as lead dealer manager and solicitation agent and Global Bondholder Services Corporation to act as the tender and information agent for the tender offer and consent solicitation. Howmet Aerospace intends to retain co-dealer managers and solicitation agents for the tender offer and consent solicitation. For additional information regarding the terms of the tender offer and consent solicitation, please contact J.P. Morgan Securities LLC collect at (212) 834-3424 or toll-free at (866) 834-4666. Requests for copies of the Offer to Purchase and Consent Solicitation Statement and questions regarding the tendering of notes and delivery of consents may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers) or (866) 470-4300 (all others, toll-free) or email contact@gbsc-usa.com.

This press release is for informational purposes only and does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

None of Howmet Aerospace, the tender and information agent, the dealers managers and solicitation agents or the trustee (nor any of their respective directors, officers, employees or affiliates) makes any recommendation as to whether holders should tender their notes pursuant to the tender offer and deliver any related consents, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their notes, and, if so, the principal amount of notes to tender.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “expects,” “forecasts,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding the intended conduct, timing and terms of the tender offer and consent solicitation, related financing plans and any future actions by Howmet Aerospace in respect of the notes. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) the tender offer and the receptiveness of Howmet Aerospace’s holders of notes to the consent solicitation; (b) the impact of the separation on the businesses of Howmet Aerospace; (c) deterioration in global economic and financial market conditions generally, including as a result of pandemic health issues (including coronavirus and its effects, among other things, on global supply, demand, and distribution disruptions as the coronavirus outbreak continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations); (d) unfavorable changes in the markets served by Howmet Aerospace; (e) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (f) competition from new product offerings, disruptive technologies or other developments; (g) political, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (h) manufacturing difficulties or other issues that impact product performance, quality or safety; (i) Howmet Aerospace’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (j) the impact of potential cyber attacks and information technology or data security breaches; (k) the loss of significant customers or adverse changes in customers’ business or financial conditions; (l) adverse changes in discount rates or investment returns on pension assets; (m) the impact of changes in aluminum prices and foreign currency exchange rates on costs and results; (n) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; and (o) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2019 and other reports filed with the U.S. Securities and Exchange Commission (SEC). Market projections are subject to the risks discussed above and other risks in the market. The statements in this press release are made as of the date of this press release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.